Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Second-Quarter 2012 Results

OVERLAND PARK, Kan. (July 30, 2012) – Compass Minerals (NYSE: CMP) reports the following results of its second-quarter 2012 operations:

•	Net earnings were $9.5 million, or $0.28 per diluted share, compared with $14.0 million, or $0.42 per diluted share, in the 2011 period.

•
Excluding special items from the current-period results, net earnings were $10.3 million, or $0.31 per diluted share.  These special items include losses resulting from the tornado that struck the company’s salt operations in Goderich, ON, in August of 2011 and the cost to refinance the company’s term loans, partially offset by an income tax benefit.

•
Sales were essentially flat year over year at $178.5 million versus $179.9 million in the second quarter of 2011, as a 14 percent gain in specialty fertilizer sales was more than offset by a 6 percent decline in salt sales.

•
Operating earnings declined to $15.5 million from $22.1 million in the prior-year quarter driven by increased sulfate of potash unit production costs related to sourcing higher-cost potassium mineral feedstock as a result of unfavorable solar-evaporation weather at the Great Salt Lake in 2011 and the estimated impact of the 2011 tornado on salt costs.

•	For the six months ended June 30, 2012, cash flow from operations was $115.5 million, down from $194.1 million in the prior-year period.

“Our results this quarter continued to be pressured by the trailing effects of 2011 and early-2012 weather.  However, we expect the sulfate of potash market to remain stable this year, and our highway deicing bid results to date suggest that a return to more-typical winter weather throughout our served markets would generate year-over-year salt earnings improvement in the fourth quarter and significant improvements by this time next year,” said Angelo Brisimitzakis, Compass Minerals president and CEO.

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Sales	$178.5	$179.9	$493.8	$570.5
Sales less shipping and handling (product sales)	135.6	135.8	357.4	411.7
Operating earnings	15.5	22.1	76.9	106.7
Operating margin	8.7%	12.3%	15.6%	18.7%
Net earnings	9.5	14.0	49.4	70.5
Net earnings, excluding special items*	10.3	14.0	59.8	70.5
Diluted earnings per share	0.28	0.42	1.47	2.11
Diluted per-share earnings, excluding special items*	0.31	0.42	1.78	2.11
EBITDA*	28.2	38.9	103.7	139.3
Adjusted EBITDA*	31.3	38.5	108.4	139.5
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Salt sales were $119.9 million compared to $127.3 million in the second quarter of 2011, reflecting a 5 percent gain in average selling prices offset by a 10 percent decline in salt volumes.  Highway deicing sales volumes declined 15 percent primarily due to low restocking demand in the U.K. compared with unusually robust demand the prior-year quarter and because of lower sales to North American chemical customers.  The volume decline was partially offset by a 5 percent improvement in the average selling price of highway deicing products.  Consumer and industrial demand improved 2 percent, in line with historical growth rates, and average prices declined 4 percent.

Salt operating earnings were $12.9 million, down from $13.6 million in the 2011 quarter.  The company estimates that its second-quarter salt operating earnings would have been $15.7 million if not for higher unit production costs caused by the 2011 tornado, including salt purchased from third parties and the lingering effects of inefficient production and logistics costs.

Highway Deicing Bids

The process of bidding for North American highway deicing contracts for the 2012-2013 winter is more than 50 percent complete.  To date, the average price on bids awarded to Compass Minerals has been approximately flat.

In light of the extremely mild 2011-2012 winter, the company has agreed to allow some customers to extend to December 2012 the deadline by which they must fulfill their minimum purchase commitments from the 2011-2012 winter.  Thus, salt sales during the 2012-2013 winter will comprise purchases under contracts awarded in the current bid season plus purchases under prior contracts from the 2011-2012 winter.  With a

Compass Minerals

return to more-typical winter weather throughout the company’s served markets, highway deicing sales volumes for the fourth quarter of 2012 and the first quarter of 2013 combined (the 2012-2013 winter season) are likely to be similar to the 10-year average at approximately 7.5 million tons.  By comparison, the company’s highway deicing sales volume in the 2011-2012 winter totaled only 5.8 million tons.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Sales	$119.9	$127.3	$374.2	$459.7
Sales less shipping and handling (product sales)	$83.1	$89.3	$251.4	$314.8
Operating earnings	$12.9	$13.6	$65.3	$90.8
Operating margin	10.8%	10.7%	17.5%	19.8%
Sales volumes (in thousands of tons):
Highway deicing	1,101	1,296	4,205	5,574
Consumer and industrial	493	483	999	1,067
Total salt	1,594	1,779	5,204	6,641
Average sales price (per ton):
Highway deicing	$45.39	$43.28	$54.94	$53.42
Consumer and industrial	$141.72	$147.58	$143.29	$151.86
Total salt	$75.20	$71.58	$71.90	$69.23

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales set a second-quarter record of $56.2 million, improving 14 percent from the prior year.  Sales prices improved 2 percent year over year, and sales volumes were up 10 percent from the 2011 period when demand was reduced by the impact of unfavorable weather in key produce-growing regions.

As expected, the effects of the poor 2011 solar evaporation season at the Great Salt Lake increased per-unit production costs at the company’s operations in Utah and drove operating earnings down 26 percent to $13.9 million from $18.7 million in the prior-year quarter.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Sales	$56.2	$49.5	$114.7	$104.9
Sales less shipping and handling (product sales)	$50.1	$43.4	$101.1	$91.0
Operating earnings	$13.9	$18.7	$34.6	$38.0
Operating margin	24.7%	37.8%	30.2%	36.2%
Sales volume (in thousands of tons)	91	83	187	178
Average sales price (per ton)	$612	$600	$612	$591

Compass Minerals

OTHER FINANCIAL HIGHLIGHTS

The company refinanced its term loans into a single $387 million term loan in May, which extended the company’s average bank debt maturity by more than two and a half years and helped reduce interest expense to $4.5 million from $5.2 million in the 2011 quarter.  The lower rate on the new loan will reduce the company’s interest expense by approximately $2 million per year.  Other expense of $3.1 million includes a charge of $2.8 million related to the refinancing of the term loans.  In the second quarter of 2012, the company completed a tax audit which resulted in a $3.0 million reduction to income tax expense.  Cash flow from operations was $115.5 million compared to $194.1 million in the first six months of 2011 primarily due to reduced earnings, partially offset by $18.0 million of insurance recoveries related to the Goderich tornado.

OUTLOOK

Compass Minerals’ highway deicing customers typically begin filling their storage facilities in the third quarter in anticipation of winter weather.  However, many customers throughout North America and the U.K. will not need to purchase these pre-season volumes due to larger-than-average carryover inventories following the unusually mild 2011-2012 winter.  Therefore, the company expects its third-quarter 2012 highway deicing sales volume to be approximately one million tons, significantly below the record sales volume of 1.9 million tons in the 2011 period.

Compass Minerals also has carried over unusually large inventories of highway deicing salt from last winter and has reduced production at its North American mines to bring inventories into alignment.  The reduced mine utilization rates will cause per-unit salt costs to remain inflated through at least the end of the 2012-2013 winter season.

Sulfate of potash sales volumes and prices are projected to remain stable, so third-quarter specialty fertilizer results should be similar to the segment’s second-quarter results.  The company expects to sell through its high-cost SOP inventory in early 2013, which should materially reduce per-unit costs thereafter.

“Our third-quarter results will continue to reflect last year's varied weather-related challenges, but we believe we’re turning the corner on this difficult period,” said Dr. Brisimitzakis.  “Our highway, consumer and commercial deicing customers have high carryover inventories, which will reduce our third-quarter salt sales volumes and average prices.  However, with a return to more typical winter weather throughout our served markets, we plan to re-establish our highway deicing sales volumes this winter.  The weather at the Great Salt Lake has already been more cooperative this summer, with hot and dry conditions that bode well for a good deposit of raw minerals in our solar-evaporation ponds this year.  By early 2013, we expect to sell through our high-cost salt and SOP inventories and to restore our traditionally strong operating margins.”

Compass Minerals

A summary of the company’s performance is available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

The company will discuss its results on a conference call this morning at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009.  Callers must provide the conference ID number 4530488.  Outside of the U.S. and Canada, callers may dial (913) 643-4075.  Replays of the call will be available on the company’s website for two weeks.  An audio replay will be available on the company’s website for two weeks or may be accessed by phone for seven days at (888) 203-1112, conference ID 4530488.   Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to

Compass Minerals

assess its operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated.  Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items reflect charges associated with the refinancing of the company’s term loans, the release of tax reserves and the estimated effects of the tornado that struck the company’s salt mine in Goderich, Ontario, in August 2011.  Those effects include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2012.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net earnings	$9.5	$14.0	$49.4	$70.5
Income tax (benefit) expense	(1.6)	3.3	13.3	25.1
Interest expense	4.5	5.2	9.5	10.9
Depreciation, depletion and amortization	15.8	16.4	31.5	32.8
EBITDA	$28.2	$38.9	$103.7	$139.3
Adjustments to EBITDA:
Other (income) expense(1)	3.1	(0.4)	4.7	0.2
Adjusted EBITDA	$31.3	$38.5	$108.4	$139.5

(1) Primarily includes interest income and foreign exchange gains and losses. The three and six months ended June 30, 2012, include a charge of $2.8 million related to the refinancing of the term loans.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net earnings	$9.5	$14.0	$49.4	$70.5
Estimated losses incurred from tornado, net of taxes and recoveries(1)	2.1	−	11.7	−
Costs to refinance debt, net of taxes(2)	1.7	−	1.7	−
Tax benefit from income tax audit(3)	(3.0)	−	(3.0)	−
Net earnings, excluding special items	$10.3	$14.0	$59.8	$70.5

(1)
In August 2011, the company’s rock salt mine and evaporated-salt plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $2.9 million and $17.1 million of pre-tax losses ($2.1 million and $11.7 million after applicable income taxes) for the three and six months ended June 30, 2012, respectively, primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be different than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), expected business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

(2)
In May 2012, we amended and restated our senior secured credit facility and refinanced our term loans into a single term loan for pre-tax costs of $2.8 million ($1.7 million after applicable income taxes).

(3)	In the second quarter of 2012, the company settled a tax audit which resulted in a $3.0 million income tax benefit.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Sales	$178.5	$179.9	$493.8	$570.5
Shipping and handling cost	42.9	44.1	136.4	158.8
Product cost	97.1	91.5	236.1	259.8
Gross profit	38.5	44.3	121.3	151.9

Selling, general and administrative expenses	23.0	22.2	44.4	45.2
Operating earnings	15.5	22.1	76.9	106.7

Other (income) expense:
Interest expense	4.5	5.2	9.5	10.9
Other, net	3.1	(0.4)	4.7	0.2
Earnings before income taxes	7.9	17.3	62.7	95.6
Income tax (benefit) expense	(1.6)	3.3	13.3	25.1
Net earnings	$9.5	$14.0	$49.4	$70.5

Basic net earnings per common share	$0.28	$0.42	$1.47	$2.11
Diluted net earnings per common share	$0.28	$0.42	$1.47	$2.11
Cash dividends per share	$0.495	$0.45	$0.99	$0.90

Weighted-average shares outstanding (in thousands): (1)
Basic	33,093	32,889	33,064	32,862
Diluted	33,118	32,922	33,088	32,894

(1)
Excludes participating securities.  Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 429,000 participating securities for both the three and six months ended June 30, 2012 and 545,000 and 551,000 participating securities for the three and six months ended June 30, 2011.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$147.6	$130.3
Receivables, net	85.0	158.8
Inventories	215.2	207.2
Other current assets	14.9	19.5
Property, plant and equipment, net	606.5	573.4
Intangible and other noncurrent assets	122.8	116.3

Total assets	$1,192.0	$1,205.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$156.0
Other current liabilities	131.2	170.8
Long-term debt, net of current portion	480.2	326.7
Deferred income taxes and other noncurrent liabilities	103.3	105.4
Total stockholders' equity	473.4	446.6

Total liabilities and stockholders' equity	$1,192.0	$1,205.5

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended
	June 30,
	2012	2011
Net cash provided by operating activities	$115.5	$194.1

Cash flows from investing activities:
Capital expenditures	(64.4)	(43.7)
Acquisition of a business, net	−	(58.1)
Other, net	(0.7)	1.0
Net cash used in investing activities	(65.1)	(100.8)

Cash flows from financing activities:
Principal payments on long-term debt	(385.7)	(2.1)
Issuance of long-term debt	387.0	−
Fees paid to refinance long-term debt	(1.8)	−
Deferred financing costs	(2.0)	−
Dividends paid	(33.2)	(30.1)
Proceeds received from stock option exercises	1.5	1.9
Excess tax benefits from equity compensation awards	0.8	1.7
Other, net	−	(0.1)
Net cash used in financing activities	(33.4)	(28.7)

Effect of exchange rate changes on cash and cash equivalents	0.3	2.3

Net change in cash and cash equivalents	17.3	66.9
Cash and cash equivalents, beginning of the period	130.3	91.1

Cash and cash equivalents, end of period	$147.6	$158.0

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended June 30, 2012	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$119.9	$56.2	$2.4	$178.5
Intersegment sales	0.2	2.7	(2.9)	−
Shipping and handling cost	36.8	6.1	−	42.9
Operating earnings (loss)	12.9	13.9	(11.3)	15.5
Depreciation, depletion and amortization	9.7	5.2	0.9	15.8
Total assets (as of end of period)	726.4	389.1	76.5	1,192.0

		Specialty	Corporate
Three Months Ended June 30, 2011	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$127.3	$49.5	$3.1	$179.9
Intersegment sales	0.3	2.5	(2.8)	−
Shipping and handling cost	38.0	6.1	−	44.1
Operating earnings (loss)	13.6	18.7	(10.2)	22.1
Depreciation, depletion and amortization	10.1	5.1	1.2	16.4
Total assets (as of end of period)	696.1	359.9	73.8	1,129.8

		Specialty	Corporate
Six Months Ended June 30, 2012	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$374.2	$114.7	$4.9	$493.8
Intersegment sales	0.4	3.1	(3.5)	−
Shipping and handling cost	122.8	13.6	−	136.4
Operating earnings (loss)	65.3	34.6	(23.0)	76.9
Depreciation, depletion and amortization	19.3	10.4	1.8	31.5

		Specialty	Corporate
Six Months Ended June 30, 2011	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$459.7	$104.9	$5.9	$570.5
Intersegment sales	0.5	2.6	(3.1)	−
Shipping and handling cost	144.9	13.9	−	158.8
Operating earnings (loss)	90.8	38.0	(22.1)	106.7
Depreciation, depletion and amortization	20.4	10.0	2.4	32.8

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.